Exhibit 99

Manning & Napier, Inc. Announces Changes to Board of Directors

FAIRPORT, NY, April 29, 2014 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced upcoming changes to its Board of Directors in advance of its June 18th annual shareholder meeting. The Board of Directors announced that Richard Goldberg will stand for election as a new inside director at the annual shareholder meeting. In order to maintain a majority independent Board, B. Reuben Auspitz, Vice Chairman of Manning & Napier, will not stand for re-election but will continue to serve in his existing capacities with the Company.

Mr. Goldberg has been an advisor to the Company since 1998 and has more than 30 years experience in the investment industry. His Wall Street career included Lehman Brothers Kuhn Loeb, Lazard, and Wasserstein Perella (where he was a Managing Director and head of its North American Financial Institutions Group). In addition to his hands-on experience, Mr. Goldberg is an author and educator, having published a book, by Wiley & Sons, on the dynamics of both the sell and buy side of Wall Street and taught at Boston College’s Carroll School of Management (adjunct lecturer) and Brandeis University’s International Business School (senior lecturer). He is currently a member of the faculty and Advisory Board of Columbia University’s Graduate School of International and Public Affairs and serves as a senior advisor to Needham & Company. Mr. Goldberg holds a MBA from the University of Pennsylvania’s Wharton School.

Mr. Auspitz will step down, following the annual meeting, from the Board of Directors as Vice Chairman to focus his efforts on current responsibilities with the Company, which include his role as President and Chair of the Manning & Napier Fund, Inc. and Chairman of Exeter Trust Company, the trust company affiliate of Manning & Napier Advisors, LLC.

Commenting on these pending changes to Manning & Napier’s board of directors, Patrick Cunningham, Chief Executive Officer of Manning & Napier, stated, “Today we are again demonstrating our commitment to ensuring that we remain aligned with our shareholders by maintaining a majority independent board and following best practice corporate governance guidelines. The addition of Richard to our board of directors will deepen our financial services expertise, with a focus on maintaining a sound capital structure, implementing operational efficiencies, and providing M&A counsel. On behalf of the board, I would like to also thank Reuben for serving in the role of Vice Chairman since our IPO in late 2011 and for his continuing commitment to the Company. He contributed significantly to our public offering and has been an integral part of the Company’s progress over time. We believe Richard is an ideal choice to replace Reuben on the board and we look forward to his future contributions.”

The Company’s proposed changes to the Board are detailed in their proxy statement filed April 29, 2014 with the Securities and Exchange Commission, which will be sent or distributed to the Company’s shareholders of record as of April 28, 2014 on or about May 12, 2014 in connection with the solicitation of proxies for use at the Company’s annual meeting of shareholders scheduled for June 18, 2014.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 507 employees as of December 31, 2013.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115 ext. 229

bschaffer@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Additional Information and Where to Find It

This press release does not constitute the solicitation of any vote, proxy or approval. This press release is not a substitute for any proxy statement or any other document which the Company may file in connection with the proposed changes set forth herein. The Company has filed a definitive proxy statement with the SEC on April 29, 2014. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2014 ANNUAL MEETING. Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to the Company’s Corporate Secretary at 290 Woodcliff Drive, Fairport, New York 14450.

Source Manning & Napier

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